Exhibit 10.4

Execution Copy

EMPLOYEE BENEFITS AGREEMENT

BY AND BETWEEN

KERR-McGEE CORPORATION

AND

TRONOX INCORPORATED

DATED AS OF November 28, 2005

TABLE OF CONTENTS

Article 1. Definitions and Construction		2

1.01.	Definitions.	2
1.02.	Construction.	9

Article 2. General Principles		10

2.01.	Assumption of Liabilities.	10
2.02.	Participation in Kerr-McGee Employee Benefit Plans.	10
2.03.	Establishment and Maintenance of Tronox Employee Benefit Plans.	11
2.04.	Terms of Participation in Tronox Employee Benefit Plans.	12
2.05.	Allocation of Costs.	13

Article 3. Terms of Employment and Compensation		14

3.01.	Salary and Base Pay.	14
3.02.	Incentive Awards.	14
3.03.	Severance.	15
3.04.	Success Bonus Program.	15
3.05.	2005 Retention Program.	15

Article 4. Defined Benefit Retirement Plans		16

4.01.	Establishment of Mirror Retirement Plan and Trust.	16
4.02.	Assumption of Pension Plan Liabilities.	16
4.03.	Transfer of Assets.	16
4.04.	Pension Plan Transfer Amount.	17

Article 5. Defined Contribution Retirement Plans		18

5.01.	Establishment of SIP and Trust	18
5.02.	Vesting in Kerr-McGee SIP.	18
5.03.	Acceptance of Rollovers.	18
5.04.	Maintenance of Universal Life Policy.	18

Article 6. Health and Welfare Plans		19

6.01.	Establishment of Health and Welfare Plans.	19
6.02.	Health and Welfare Plans.	19
6.03.	Special Rule for HCSA and DCSA Plans.	19
6.04.	Vendor Contracts.	20
6.05.	Disability Plans.	21
6.06.	Life Insurance Plans.	21
6.07.	COBRA.	21
6.08.	Leave of Absence Programs and FMLA.	22
6.09.	Kerr-McGee Workers’ Compensation Program.	22
6.10.	Kerr-McGee Employee Assistance Program.	22
6.11.	Unemployment Insurance Tax Management Program.	23
6.12.	Administration.	23
6.13.	UMWA Combined Benefit Fund.	23
6.14.	Medicare Part B Reimbursements.	23
6.15.	Reimbursements by Kennecott.	23
6.16.	Application of Article 6 to Tronox Entities.	23

Article 7. Stock-Based Compensation		25

7.01.	Establishment of Plan.	25
7.02.	Stock Options.	25
7.03.	Restricted Stock.	25

Article 8. Executive Benefits		26

8.01.	Establishment of Plans.	26
8.02.	Kerr-McGee Benefits Restoration Plan.	26
8.03.	Rabbi Trust.	26
8.04.	Continuity Agreements.	26
8.05.	Code Section 162(m).	27

Article 9. Miscellaneous Benefits		28

9.01.	Service Award Program.	28
9.02.	Other Welfare Plans.	28

Article 10. Non-U.S. Employees and Employee Benefit Plans		29

10.01.	In General.	29
10.02.	Stock Opportunity Grants.	29
10.03.	Stock Options—Foreign Plans.	29

Article 11. General and Administrative Provisions		30

11.01.	Actuarial and Accounting Methodologies and Assumptions.	30
11.02.	Sharing of Participant Information.	30
11.03.	Reporting, Disclosure, and Communications to Participants.	30
11.04.	Non-Termination of Employment, No Third-Party Beneficiaries.	31
11.05.	Plan Audits.	31
11.06.	Beneficiary Designations.	33
11.07.	Cooperation in Requests for Rulings and DOL Opinions.	33
11.08.	Fiduciary Matters.	33
11.09.	Collective Bargaining.	33
11.10.	Consent of Third Parties.	33
11.11.	General Obligations as Plan Sponsors.	34
11.12.	Adjustments to Plan Transfers.	34

Article 12. Miscellaneous		35

12.01.	Effect If Distribution Does Not Occur.	35
12.02.	Relationship of Parties.	35
12.03.	Affiliates.	35
12.04.	Disputes.	35
12.05.	Arbitration.	35

Schedule I	Kerr-McGee U.S. Employee Benefit Plans, Programs, and Policies

Schedule II	Kerr-McGee Non-U.S. Employee Benefit Plans, Programs, and Policies

EMPLOYEE BENEFITS AGREEMENT

This EMPLOYEE BENEFITS AGREEMENT, dated as of November 28, 2005, is by and between Kerr-McGee and Tronox.  Capitalized terms used in this Agreement (other than the formal names of Kerr-McGee Plans and related trusts of Kerr-McGee) and not otherwise defined shall have the respective meanings assigned to them in Article 1 of this Agreement or as assigned to them in the Principal Agreement.

RECITALS

WHEREAS, the Board of Directors of Kerr-McGee has determined that it is in the best interests of Kerr-McGee and its stockholders to separate Kerr-McGee’s existing business into two independent businesses;

WHEREAS, in order to separate Kerr-McGee’s existing business into two independent businesses, Kerr-McGee and Tronox have entered into the Master Separation Agreement among Kerr-McGee Corporation, Kerr-McGee Worldwide Corporation and Tronox Incorporated, dated as of the same date as this Agreement (the “Principal Agreement”), and certain other agreements that will govern matters relating to the separation, the Distribution or Exchange, and the relationship of Kerr-McGee and Tronox and their respective Subsidiaries following the Distribution or Exchange; and

WHEREAS, pursuant to the Principal Agreement, Kerr-McGee and Tronox have agreed to enter into this Agreement allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1.  DEFINITIONS AND CONSTRUCTION

1.01.                     Definitions.

For purposes of this Agreement the following terms shall have the following meanings:

(a)                                  Agreement.  Agreement means this Employee Benefits Agreement, including all the Schedules and Exhibits hereto.

(b)                                 Article.  Article means an Article of this Agreement.

(c)                                  Award.  Award means an award under a Stock Plan, a Short Term Incentive Plan, or a Non-U.S. Benefit Plan.

(d)                                 Benefits Restoration Plan.  Benefits Restoration Plan, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Corporation Benefits Restoration Plan.  When immediately preceded by “Tronox,” Benefits Restoration Plan means the non-qualified retirement plan to be established by Tronox pursuant to Section 2.03 that corresponds to the defined benefit portion of the Kerr-McGee Benefits Restoration Plan.

(e)                                  Cafeteria Plan.  Cafeteria Plan, when immediately preceded by “Kerr-McGee,” means the cafeteria plan component of the Kerr-McGee Health and Protection Plan, which includes the HCSA and the DCSA.  When immediately preceded by “Tronox,” cafeteria plan means the plan that may be established by Tronox pursuant to Section 2.03 that corresponds to the Kerr-McGee Cafeteria Plan.

(f)                                    Change In Control.  Change in Control means the occurrence, on or after the Offering Date and before the Close of the Distribution Date, of a “Change in Control” as such term is defined in either the (1) Kerr-McGee Corporation 2005 Long Term Incentive Plan as amended through the date of this Agreement or (2) Tronox Incorporated 2005 Long Term Incentive Plan.

(g)                                 Close of the Distribution Date.  Close of the Distribution Date means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

(h)                                 COBRA.  COBRA means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code section 4980B and ERISA sections 601 through 608.

(i)                                     Code.  Code means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law.  Reference to a specific Code provision also includes any proposed, temporary, or final regulation or other guidance of general applicability in force under that provision.

(j)                                     DCSA.  DCSA, when immediately preceded by “Kerr-McGee,” means the dependent care spending account component of the Kerr-McGee Cafeteria Plan.  When immediately preceded by “Tronox,” DCSA means the plan to be established by Tronox pursuant to Section 2.03 that corresponds to the Kerr-McGee DCSA.

(k)                                  Disability Plans.  Disability Plans, when immediately preceded by “Kerr-McGee,” means the short term disability and long term disability components of the Kerr-McGee Health and Protection Plan and the Kerr-McGee Pigments (Savannah), Inc. Personal Protection Plan.  When immediately preceded by “Tronox,” Disability Plans means the plans to be established by Tronox pursuant to Section 2.03 that correspond to the respective Kerr-McGee Disability Plans.

(l)                                     Distribution Date.  Distribution Date means the date on which the Distribution or Exchange (both as defined in the Principal Agreement) occurs.

(m)                               DOL.  DOL means the U.S. Department of Labor.

(n)                                 EAP.  EAP, when immediately preceded by “Kerr-McGee,” means the employee assistance component of the Kerr-McGee Health and Protection Plan and the Kerr-McGee Pigments (Savannah), Inc. Personal Protection Plan.  When immediately preceded by “Tronox,” EAP means the plans to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee EAP.

(o)                                 Employee Benefit Plans.  Employee Benefit Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Retirement Plan, the Kerr-McGee SIP, the Kerr-McGee Stock Plans, the Kerr-McGee Executive Benefit Plans, the Kerr-McGee Short Term Incentive Plans, the Kerr-McGee Health and Welfare Plans, the Kerr-McGee Other Benefit Programs, and the Kerr-McGee Non-U.S. Benefit Plans.  When immediately preceded by “Tronox,” Employee Benefit Plans means the Tronox Retirement Plan, the Tronox SIP, the Tronox Stock Plans, the Tronox Executive Benefit Plans, the Tronox Short Term Incentive Plans, the Tronox Health and Welfare Plans, the Tronox Other Benefit Programs, and the Tronox Non-U.S. Benefit Plans.

(p)                                 ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation or other guidance of general applicability in force under that provision.

(q)                                 Executive Benefit Plans.  Executive Benefit Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Benefits Restoration Plan and the Kerr-McGee Corporation Chemical Division Nonqualified Retirement Plan.  When immediately preceded by “Tronox,” Executive Benefit Plans means the non-qualified retirement plans to be established by Tronox pursuant to Section 2.03 that correspond to the defined benefit portion of the Kerr-McGee Benefits Restoration Plan and to the Kerr-McGee Corporation Chemical Division Nonqualified Retirement Plan.

(r)                                    FMLA.  FMLA means the Family and Medical Leave Act of 1993, as amended.

(s)                                  HCSA.  HCSA, when immediately preceded by “Kerr-McGee,” means the health care spending account component of the Kerr-McGee Cafeteria Plan.  When immediately preceded by “Tronox,” HCSA means the plan to be established by Tronox pursuant to Section 2.03 that corresponds to the Kerr-McGee HCSA.

(t)                                    Health and Welfare Plans.  Health and Welfare Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Health and Protection Plan,

the Kerr-McGee Retiree Health and Protection Plan, the Kerr-McGee Pigments (Savannah), Inc. Personal Protection Plan, and the Kerr-McGee Other Welfare Plans.  When immediately preceded by “Tronox,” Health and Welfare Plans means the health and welfare plans to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee Health and Welfare Plans.

(u)                                 Health Plans.  Health Plans, when immediately preceded by “Kerr-McGee,” means the medical, dental, and vision components of the Kerr-McGee Health and Protection Plan, the Kerr-McGee Retiree Health and Protection Plan, and the Kerr-McGee Pigments (Savannah), Inc. Personal Protection Plan.  When immediately preceded by “Tronox,” Health Plans means the medical, dental, and vision plans to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee Health Plans.

(v)                                 HMO.  HMO means a health maintenance organization that provides benefits under the Kerr-McGee Health Plans or the Tronox Health Plans.

(w)                               Immediately after the Distribution Date.  Immediately after the Distribution Date means 12:00 A.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the day after the Distribution Date.

(x)                                   IPO.  IPO means the initial public offering by Tronox of shares of Tronox Common Stock pursuant to the IPO Registration Statement.

(y)                                 IRS.  IRS means the Internal Revenue Service.

(z)                                   Kerr-McGee.  Kerr-McGee means Kerr-McGee Corporation, a Delaware corporation.

(aa)                            Kerr-McGee Entity.  Kerr-McGee Entity means any entity that is, at the relevant time, controlled, directly or indirectly, by Kerr-McGee, other than, after the Close of the Distribution Date, Tronox or any Tronox Entity.

(bb)                          Kerr-McGee Stock Value.  Kerr-McGee Stock Value means a price for Kerr-McGee Common Stock on the Distribution Date, or, if such date is not a trading day on the NYSE, on the next preceding day that was a trading day on the NYSE, calculated using a methodology to be determined by Kerr-McGee.  Notwithstanding the foregoing, if an adjustment is required under Article 7 with respect to a Change in Control, Kerr-McGee Stock Value shall mean the closing price on the NYSE for Kerr-McGee Common Stock on the Offering Date.

(cc)                            Leave of Absence Programs.  Leave of Absence Programs, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Sick Leave and Extended Sick Leave Policies, Vacation Policy, Personal Leave Policy, Jury Duty Policy, Military Leave Program, Kerr-McGee Funeral Leave Program, and other similar programs offered from time to time under the personnel policies and practices of Kerr-McGee or a Kerr-McGee Entity.  When immediately preceded by “Tronox,” Leave of Absence Programs means the programs to be established by Tronox pursuant to Section 2.03 that correspond to the respective Kerr-McGee Leave of Absence Programs.

(dd)                          Life Insurance Plans.  Life Insurance Plans, when immediately preceded by “Kerr-McGee,” means (1) the accidental death and dismemberment insurance, business travel accident insurance, dependent life insurance, and group term life insurance components of the Kerr-McGee Health and Protection Plan, (2) the group term life insurance component of the Kerr-McGee Retiree Health and Protection Plan, and (3) the accidental death and dismemberment and group term life insurance components of the Kerr-McGee Pigments (Savannah), Inc. Personal Protection Plan.  When immediately preceded by “Tronox,” Life Insurance Plans means the plans, if any, to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee Life Insurance Plans.

(ee)                            Material Feature.  Material Feature means any feature of an Employee Benefit Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Employee Benefit Plan, which could include, depending on the type and purpose of the particular Employee Benefit Plan, the class or classes of employees eligible to participate in such Employee Benefit Plan, the nature, type, form, source, and level of benefits provided by the employer under such Employee Benefit Plan and the amount or level of contributions, if any, required to be made by participants (or dependents or beneficiaries) or the employer to such Employee Benefit Plan.

(ff)                                Non-Employee Director.  Non-Employee Director, when immediately preceded by “Kerr-McGee,” means a member of Kerr-McGee’s Board of Directors who is not an employee of Kerr-McGee, a Kerr-McGee Entity, Tronox, or a Tronox Entity.  When immediately preceded by “Tronox,” Non-Employee Director means a member of Tronox’s Board of Directors who is not an employee of Kerr-McGee, a Kerr-McGee Entity, Tronox or a Tronox Entity.

(gg)                          Non-U.S. Benefit Plans.  Non-U.S. Benefit Plans, when immediately preceded by “Kerr-McGee,” means the employee benefit plans listed on Schedule II.  When immediately preceded by “Tronox,” Non-U.S. Plans means employee benefit plans to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee Non-U.S. Benefit Plans to the extent such Kerr-McGee Non-U.S. Benefit Plans provide benefits to Tronox Individuals.

(hh)                          Offering Date.  Offering Date means the Closing Date (as defined in the Principal Agreement).

(ii)                                  Option.  Option, when immediately preceded by “Kerr-McGee,” means an option to purchase Kerr-McGee Common Stock (including any tandem stock appreciation right).  When immediately preceded by “Tronox,” Option means an option to purchase Tronox Common Stock (including any tandem stock appreciation right), in each case pursuant to a Stock Plan.

(jj)                                  Other Benefit Programs.  Other Benefit Programs, when immediately preceded by “Kerr-McGee,” means the Leave of Absence Programs, Service Award Program, Education Gift Matching Program, Automobile/Homeowners Insurance Program, Death Benefit Policy, and any other payroll practice, program, or policy available to Kerr-McGee employees.  When immediately preceded by “Tronox,” Other Benefit Programs means the plans to be established by Tronox pursuant to Section 2.03 that correspond to Leave of Absence Programs, Service Award

Program, Education Gift Matching Program, Automobile/Homeowners Insurance Program, Death Benefit Policy, or other payroll practice, program, or policy available to Kerr-McGee employees.

(kk)                            Other Welfare Plans.  Other Welfare Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Long Term Care Program and the Kerr-McGee Educational Assistance Program, regardless of whether such plans are subject to ERISA.  When immediately preceded by “Tronox,” Other Welfare Plans means the welfare plans, if any, to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee Long Term Care Program and the Kerr-McGee Educational Assistance Program, respectively.

(ll)                                  Participating Company.  Participating Company means, with respect to a particular Employee Benefit Plan, (1) Kerr-McGee, (2) any Kerr-McGee Entity that Kerr-McGee has approved for participation in, and which is participating in, such Employee Benefit Plan sponsored by Kerr-McGee, and (3) any entity that by the terms of such an Employee Benefit Plan, participates in such Employee Benefit Plan or has employees who, by the terms of such Employee Benefit Plan, participate in or are covered by such Employee Benefit Plan.

(mm)                      Pension Transfer Amount.  Pension Transfer Amount is defined in Section 4.04.

(nn)                          Pension Trust.  Pension Trust, when immediately preceded by “Kerr-McGee,” means the trust that is exempt from taxation under Code section 501(a) that holds the assets of the Kerr-McGee Retirement Plan and forms a part of the Kerr-McGee Retirement Plan.  When immediately preceded by “Tronox,” Pension Trust means the trust that is exempt from taxation under Code section 501(a) that holds the assets of the Tronox Retirement Plan and forms a part of the Tronox Retirement Plan.

(oo)                          Principal Agreement.  Principal Agreement is defined in the second recital of this Agreement.

(pp)                          QDRO.  QDRO means a domestic relations order which qualifies under Code section 414(p) and ERISA section 206(d) and which creates or recognizes an alternate payee’s right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Kerr-McGee Retirement Plans or the Kerr-McGee Savings Plan.

(qq)                          QMCSO.  QMCSO means a medical child support order that qualifies under section 609(a) of ERISA and that creates or recognizes the existence of an alternate recipient’s right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under a Kerr-McGee Health Plan.

(rr)                                Rabbi Trust.  Rabbi Trust, when immediately preceded by “Kerr-McGee,” means the rabbi trust established by Kerr-McGee Corporation.  When immediately preceded by “Tronox,” Rabbi Trust means the grantor trust to be established by Tronox pursuant to Section 8.03 that corresponds to the Kerr-McGee rabbi trust.

(ss)                            Ratio.  Ratio means the amount obtained by dividing the Kerr-McGee Stock Value by the Tronox Stock Value; provided, however, that, in determining the Ratio, adjustments may be made to minimize the independent, determinable and verifiable effects of events other than the Distribution or Exchange on the Kerr-McGee Stock Value and the Tronox Stock Value.

(tt)                                Retirement Plan.  Retirement Plan, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Corporation Retirement Plan.  When immediately preceded by “Tronox,” Retirement Plan means the tax-qualified defined benefit retirement plan to be established by Tronox pursuant to Section 2.03 that corresponds to the Kerr-McGee Retirement Plan.

(uu)                          Section.  Section means a section of this Agreement.

(vv)                          Short Term Incentive Plans.  Short Term Incentive Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee 2002 Annual Incentive Compensation Plan and the Kerr-McGee SCORE Compensation Program (effective 2003).  When immediately preceded by “Tronox,” Short Term Incentive Plans means the plans to be established by Tronox pursuant to Section 2.03 that correspond to the Kerr-McGee 2002 Annual Incentive Compensation Plan and the Kerr-McGee SCORE Compensation Program (effective 2003).

(ww)                      SIP.  SIP, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Corporation Savings Investment Plan.  When immediately preceded by “Tronox,” SIP means the tax-qualified defined contribution retirement plan to be established by Tronox pursuant to Section 2.03 that corresponds to the Kerr-McGee SIP.

(xx)                              Stock Plans.  Stock Plans, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Corporation 2005 Long Term Incentive Plan, the Kerr-McGee Corporation 2002 Long Term Incentive Plan, the Kerr-McGee Corporation 2000 Long Term Incentive Plan, the Kerr-McGee Corporation 1998 Long Term Incentive Plan, and the Kerr-McGee Corporation Long Term Incentive Plan (adopted in 1987 and restated in 1995), and such other stock-based incentive plans that have been assumed by Kerr-McGee by reason of merger, acquisition, or otherwise, each as amended through the date of this Agreement.  Stock Plans shall also be deemed to include the stock award plans of companies acquired by (1) Tronox or a Tronox Entity after the date of this Agreement and before the Close of the Distribution Date, if Tronox or the Tronox Entity assumes those plans and (2) Kerr-McGee or a Kerr-McGee Entity after the date of this Agreement and before the Close of the Distribution Date, if Kerr-McGee or the Kerr-McGee Entity assumes those plans.  When immediately preceded by “Tronox,” Stock Plans means the stock award plans to be established by Tronox pursuant to Section 2.03.

(yy)                          Transferred Individual.  Transferred Individual means any Tronox Individual other than (1) any Tronox Individual who became an employee of Kerr-McGee or a Kerr-McGee Entity after the latest date on which he was a Tronox Individual and before the Close of the Distribution Date or (2) any Tronox Individual who is a Transferred Non-U.S. Individual.

(zz)                              Transferred Non-U.S. Individual.  A Transferred Non-U.S. Individual is a Tronox Individual who was last employed before the Close of the Distribution Date by Kerr-McGee or a Kerr-McGee Entity located outside of the U.S.

(aaa)                      Tronox.  Tronox means Tronox Incorporated, and, with respect to periods before the Offering Date, the chemical division of Kerr-McGee.

(bbb)                   Tronox Committee.  Tronox Committee means the Executive Compensation Committee of the Tronox Board of Directors, or such other committee as is appointed to administer the provisions of the Tronox Stock Plans.

(ccc)                      Tronox Entity.  Tronox Entity means any entity or business unit (1) that is, at the relevant time, a subsidiary of Tronox or is otherwise controlled, directly or indirectly, by Tronox or (2) that is or has been controlled by Kerr-McGee, directly or indirectly, and involved in the chemical, refining, coal, offshore contract drilling, or nuclear business units.

(ddd)                   Tronox Individual.  Tronox Individual means any individual who is—

(1)                                  on the Offering Date, actively employed by (A) Tronox, (B) a Tronox Entity, or (C) Kerr-McGee Shared Services Company, LLC, and, in the case of subsection (C), is on a list of individuals to be assigned to Tronox on the Offering Date,

(2)                                  not actively employed by Tronox or a Tronox Entity on the Offering Date and (A) on the Offering Date, is receiving benefits under a Kerr-McGee Leave of Absence Program or a Kerr-McGee Disability Plan and (B) according to the human resources records of Kerr-McGee, was actively employed by (i) Tronox, (ii) a Tronox Entity, (iii) Kerr-McGee Shared Services Company, LLC, or (iv) the Kerr-McGee Technology Center and, in the case of subsections (iii) and (iv), is on a list of individuals to be assigned to Tronox on the Offering Date, immediately before beginning to receive benefits under a Kerr-McGee Leave of Absence Program or the Kerr-McGee Disability Plan,

(3)                                  hired by Tronox or a Tronox Entity on or after the Offering Date and before the Close of the Distribution Date, or

(4)                                  on the Offering Date, a former employee of Kerr-McGee, a Kerr-McGee Entity, Tronox, or a Tronox Entity whose last employment with Kerr-McGee or a Kerr-McGee Entity before the Offering Date was, according to the human resources records of Kerr-McGee, (A) with Tronox or a Tronox Entity or (B) with Kerr-McGee Shared Services, LLC, or the Kerr-McGee Technology Center and, in the case of this subsection (B), is on a list of individuals to be assigned to Tronox on the Offering Date.

An alternate payee under a QDRO, an alternate recipient under a QMCSO, a beneficiary or a covered dependent, in each case of an individual described in Section 1.01(ddd)(1) through (4) shall also be a Tronox Individual with respect to that employee’s benefit under the applicable Plans.  Such an alternate payee, alternate recipient, beneficiary, or covered dependent shall not otherwise be considered a Tronox Individual with respect to his or her own benefits under any

Plan(s) unless he or she is a Tronox Individual by virtue of his employment with Tronox or a Tronox Entity.

(eee)                      Tronox Stock Value.  Tronox Stock Value means a price for Tronox Common Stock on the Distribution Date or, if such date is not a trading day on the NYSE, on the next preceding day that was a trading day on the NYSE, calculated using a methodology to be determined by Kerr-McGee.  Notwithstanding the foregoing, if an adjustment is required under Article 7 with respect to a Change in Control, Tronox Stock Value shall mean the price at which shares of Tronox Common Stock are offered to purchasers in the IPO.

(fff)                            U.S.  U.S. means the 50 states comprising the United States of America, territories thereof, and the District of Columbia.

(ggg)                   WCP.  WCP, when immediately preceded by “Kerr-McGee,” means the Kerr-McGee Workers’ Compensation Program, comprised of the various arrangements established by Kerr-McGee or a Kerr-McGee Entity to comply with the workers’ compensation requirements of the states in which Kerr-McGee and its Affiliates conduct business.  When immediately preceded by “Tronox,” WCP means the Tronox Workers’ Compensation Program to be established by Tronox to administer Tronox WCP Claims (as defined in Section 6.09).

1.02.                     Construction.

For purposes of this Agreement, unless the contrary is clearly indicated by the context,

(a)                                  the use of the masculine gender shall also include within its meaning the feminine and vice versa,

(b)                                 the use of the singular shall also include within its meaning the plural and vice versa, and

(c)                                  the word “include” shall mean to include without limitation.

ARTICLE 2.  GENERAL PRINCIPLES

2.01.                     Assumption of Liabilities.

Except as otherwise provided in this Agreement or in the Principal Agreement, Tronox hereby agrees, as of the dates set forth herein, to assume and pay, perform, fulfill, and discharge, or to cause a Tronox Employee Benefit Plan to assume, pay, perform, fulfill, and discharge, in accordance with their respective terms, all liabilities (regardless of when or where such liabilities arose or arise or were or are incurred) to or relating to Transferred Individuals, under or with respect to the employee compensation programs and Employee Benefit Plans, to the extent relating to, arising out of, or resulting from future, present, or former employment with Tronox, a Tronox Entity, Kerr-McGee, or a Kerr-McGee Entity (including all liabilities under Kerr-McGee Employee Benefit Plans and Tronox Employee Benefit Plans).

2.02.                     Participation in Kerr-McGee Employee Benefit Plans.

(a)                                  In General.  Effective as of the Offering Date and subject to the terms and conditions of this Agreement, Tronox shall be a Participating Company in the Kerr-McGee Employee Benefit Plans (other than, with respect to Awards granted after the Offering Date, the Stock Plans) in effect as of the Offering Date.  Each Tronox Entity that is, as of the Offering Date, a Participating Company in any of such Kerr-McGee Employee Benefit Plans shall continue as such.  Effective as of any date on or after the Offering Date and before the Close of the Distribution Date, a Tronox Entity not described in the preceding sentence may, at its request and with the consent of Kerr-McGee (which shall not be unreasonably withheld), become a Participating Company in any or all of the Kerr-McGee Employee Benefit Plans.  Without Kerr-McGee’s consent, neither Tronox nor any Tronox Entity shall become a Participating Company in any such Kerr-McGee Employee Benefit Plan on or after the Offering Date.

(b)                                 Obligations as Participating Company.  With respect to its participation in the Kerr-McGee Employee Benefit Plans, Tronox shall perform, and shall cause each other Tronox Entity that is a Participating Company in any Kerr-McGee Employee Benefit Plan to perform, the duties of a Participating Company as set forth in the applicable Employee Benefit Plan document and related administrative procedures, including: (1) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Kerr-McGee Employee Benefit Plan; (2) cooperating fully with benefit personnel and benefit vendors; (3) preserving the confidentiality of all financial arrangements Kerr-McGee has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Kerr-McGee has entered into an agreement relating to the Kerr-McGee Employee Benefit Plans; and (4) preserving the confidentiality of participant health information (including health information in relation to FMLA leaves).

(c)                                  Termination of Participating Company Status.  Tronox and each Tronox Entity shall cease to be a Participating Company in the Kerr-McGee Employee Benefit Plans at the Close of the Distribution Date, except to the extent the parties agree to continue Tronox or any Tronox Entity as a Participating Company in a Kerr-McGee Employee Benefit Plan after that date.  Notwithstanding the foregoing, in the event of a Change in Control, Tronox and each Tronox Entity shall cease to be a Participating Company in the Kerr-McGee Stock Plans as of the date as of which the adjustments called for by Article 7 have been made.

2.03.                     Establishment and Maintenance of Tronox Employee Benefit Plans.

Effective as of the Offering Date, Tronox shall adopt, or cause to be adopted, the Tronox Stock Plans for the benefit of Tronox Individuals and other current and future employees of Tronox and the Tronox Entities.  Effective Immediately after the Distribution Date, Tronox shall adopt, or cause to be adopted, the remaining Tronox Employee Benefit Plans for the benefit of Transferred Individuals and other current and future employees (and Non-Employee Directors) of Tronox and the Tronox Entities.

The Tronox Employee Benefit Plans, as in effect immediately after their effective dates, need not be substantially similar in any respect to the corresponding Kerr-McGee Employee Benefit Plans as in effect immediately before the effective dates of the Tronox Employee Benefit Plans, except as follows:

(a)                                  Defined Benefit Retirement Plans.  Tronox shall establish the Tronox Retirement Plan, which shall be substantially similar in all Material Features to the Kerr-McGee Retirement Plan.  In addition, Tronox shall establish the Tronox Benefits Restoration Plan, which shall be substantially similar in all Material Features to the defined benefit portion of the Kerr-McGee Benefits Restoration Plan.  Tronox may, but is not required to, establish a plan that mirrors the defined contribution portion of the Kerr-McGee Benefits Restoration Plan.

(b)                                 Health Plans.  The Tronox Health Plans shall be substantially similar in all Material Features to the Kerr-McGee Health Plans, except that the participants’ share of any premium payments may differ from the payment levels of participants in the Kerr-McGee Health Plans (except as provided below with respect to the provision of health benefits to retirees and their spouses and dependents).

(c)                                  Leave of Absence Programs.  The Tronox Leave of Absence Programs shall not cause any Transferred Individual to forfeit any accrued vacation or leave that is transferred to Tronox or a Tronox Entity from Kerr-McGee or a Kerr-McGee Entity that could not be forfeited under the applicable Kerr-McGee Leave of Absence Program.

(d)                                 Non-U.S. Benefit Plans.  Tronox shall establish Non-U.S. Benefit Plans to the extent provided in Article 10.

(e)                                  Incentive Awards.  Tronox shall establish incentive plans to the extent provided in Section 3.02.

(f)                                    DCSA and HCSA Plans.  Tronox shall establish a DCSA Plan and an HCSA Plan for the remainder of the calendar year in which the Distribution Date occurs to the extent provided in Section 6.03.

(g)                                 Disability Plans.  Tronox shall establish Disability Plans to the extent provided in Section 6.05.

Nothing in this Agreement is intended to prohibit Tronox or any Tronox Entity from amending or terminating any Tronox Employee Benefit Plan at any time after the Close of the Distribution Date, provided that: (a) any such amendment or termination is permitted by law (including under section 411(d)(6) of the Code or section 204(g) of ERISA), (b) the Material Features of the Tronox Health Plans and Life Insurance Plans that apply to retirees (regardless of whether the retiree retires before the Close of the Distribution Date) or their spouses or dependents shall not be amended before the third anniversary of the Distribution Date, (c) any such amendment or termination complies with Tronox’s obligations to contribute to the UMWA Combined Benefit Fund and to provide Medicare Part B reimbursements as required by Sections 6.13 and 6.14, and (d) any such amendment or termination is permitted by any applicable collective bargaining agreement.

Those Tronox Stock Plans as to which shareholder approval is required shall be adopted by Tronox and approved by a Kerr-McGee Entity as sole shareholder of Tronox, before their effective dates.

2.04.                     Terms of Participation in Tronox Employee Benefit Plans.

The Tronox Employee Benefit Plans shall be, with respect to Tronox Individuals, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Kerr-McGee Employee Benefit Plans.  Kerr-McGee and Tronox shall agree on methods and procedures to prevent Tronox Individuals and Transferred Individuals from receiving duplicative benefits from the Kerr-McGee Employee Benefit Plans and the Tronox Employee Benefit Plans.

With respect to Transferred Individuals, each Tronox Employee Benefit Plan that is effective on the Offering Date (in the case of the Stock Plans) or the Distribution Date (in the case of all Employee Benefit Plans other than the Stock Plans) shall provide that all service, all compensation and all other benefit-affecting determinations that, immediately before their effective dates, were recognized under the corresponding Kerr-McGee Employee Benefit Plan shall, as of the Offering Date or Distribution Date (as applicable), receive full recognition, credit, and validity and be taken into account under such Tronox Employee Benefit Plan to the same extent as if they occurred under such Tronox Employee Benefit Plan, except to the extent that duplication of benefits would result.

The provisions of this Agreement for the transfer of assets from certain trusts relating to Kerr-McGee Employee Benefit Plans (including Non-U.S. Benefit Plans) to the corresponding trusts relating to Tronox Employee Benefit Plans (including Non-U.S. Benefit Plans) are based upon the understanding of the parties that each such Tronox Employee Benefit Plan will assume all liabilities of the corresponding Kerr-McGee Employee Benefit Plan to or relating to Transferred Individuals, as provided for in this Agreement.  If any such liabilities are not effectively assumed by the appropriate Tronox Employee Benefit Plan and are retained by the corresponding Kerr-McGee Employee Benefit Plan, then the amount of assets transferred to the trust relating to such Tronox Employee Benefit Plan from the trust relating to the corresponding Kerr-McGee Employee Benefit Plan shall be recomputed, as set forth below but taking into account the retention of such liabilities by such Kerr-McGee Employee Benefit Plan, and assets shall be transferred by the trust relating to such Tronox Employee Benefit Plan to the trust relating to such Kerr-McGee Employee Benefit Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.

2.05.                     Allocation of Costs.

Between the Offering Date and the Close of the Distribution Date, all Kerr-McGee Employee Benefit Plans will be administered by employees of Kerr-McGee or a Kerr-McGee Entity, and Tronox or a Tronox Entity shall reimburse Kerr-McGee or the appropriate Kerr-McGee Entity for their ratable share of such costs.

ARTICLE 3.  TERMS OF EMPLOYMENT AND COMPENSATION

3.01.                     Salary and Base Pay.

Until the Distribution Date, Tronox and any Tronox Entity shall continue to use existing salary or pay structures for Transferred Individuals and Transferred Non-U.S. Individuals.  However, nothing in this Agreement shall prohibit Tronox or any Tronox Entity from modifying the existing salary or pay structures prospectively in any manner Tronox or the Tronox Entity deems appropriate after the Distribution Date.

3.02.                     Incentive Awards.

(a)                                  2005 Short Term Incentive Awards.  For the 2005 calendar year (or such later year during which the Offering Date occurs), Awards under the Kerr-McGee Short Term Incentive Plans for Transferred Individuals shall be divided as follows:

(1)                                  The performance targets and Award amounts in effect as of the Offering Date shall be prorated for the portion of 2005 that occurs between January 1, 2005, and the Offering Date.  Kerr-McGee, in its discretion, shall determine the extent to which these prorated performance targets were achieved.  Kerr-McGee shall ensure that Tronox receives an amount sufficient to fund the prorated portion of the 2005 Awards on the earlier to occur of (A) the Distribution Date or (B) the date on which Tronox makes payment to the Transferred Individual in connection with such Awards.

(2)                                  Tronox and the Tronox Entities shall establish appropriate performance targets and Award amounts that shall be in effect for the portion of 2005 that occurs between the Offering Date and December 31, 2005.  Tronox or the applicable Tronox Entity, in its discretion, shall determine the extent to which the performance targets were achieved.

(3)                                  Tronox shall pay to each Transferred Individual both (A) the portion of his 2005 Award prorated for the period from January 1, 2005 to the Offering Date, and (B) the portion of his 2005 Award prorated for the period from the Offering Date to December 31, 2005, in a single payment at the time specified under the applicable Short Term Incentive Plan.

(b)                                 Long Term Performance Awards with Performance Cycles that Include 2005.  For any performance cycles that include the 2005 calendar year (or such later year during which the Offering Date occurs),

(1)                                  Kerr-McGee shall pay, in accordance with its terms, all, or any portion of, a performance unit Award that is held by a Transferred Individual and that is no longer outstanding on the Distribution Date under the Kerr-McGee Stock Plans.

(2)                                  All, or any portion of, a performance unit Award that is held by a Transferred Individual and that is outstanding on the Distribution Date under the Kerr-McGee Stock Plans shall be canceled.

(3)                                  Tronox shall provide to each Transferred Individual a long term performance Award (in the form of restricted stock and/or stock options) that is equal in value to the value of the forfeited portion of any Award as described in Section 3.02(b)(2).  As soon as practicable following the Offering Date, Kerr-McGee shall notify Tronox of the value of the portion of any Award that will be forfeited pursuant to this Section 3.02(b), with such value being determined by calculating total shareholder return and associated payout as if the entire performance cycle ended on the Offering Date.

(c)                                  Compliance with Section 409A of the Code.  To the extent practicable, all incentive Awards shall be paid in such a manner as to avoid the adverse consequences of section 409A of the Code.

3.03.                     Severance.

Tronox or the applicable Tronox Entity shall provide severance benefits to any Transferred Individual whose employment with Tronox or a Tronox Entity is terminated (other than for cause) after the Close of the Distribution Date and before the first anniversary of the Distribution Date that are at least as great as the severance benefits that such individual would have received had his employment been terminated as a direct result of the transaction consummated on the Distribution Date.

3.04.                     Success Bonus Program.

Kerr-McGee shall be responsible for and shall retain all liabilities under the Kerr-McGee Corporation 2005 Success Bonus Program and shall provide for full payment of all bonuses owed under such program as soon as practicable after a Transferred Individual becomes entitled to such payment.

3.05.                     2005 Retention Program.

Effective as of the Distribution Date, Tronox shall assume and be solely responsible for all unpaid liabilities to or relating to Transferred Individuals under the Kerr-McGee Corporation 2005 Retention Program and shall provide for full payment of all bonuses owed under such program as soon as feasible following the expiration of the retention period required under such program.  As soon as practicable after Tronox or a Tronox Entity pays any award under the Kerr-McGee Corporation 2005 Retention Program to a Transferred Individual, Kerr-McGee shall reimburse Tronox for the full amount of such payment multiplied by a fraction, the numerator of which is the total number of days from and including April 1, 2005 until the Offering Date, and the denominator of which is the total number of days from and including April 1, 2005 until the date the award is payable under such program.

ARTICLE 4.  DEFINED BENEFIT RETIREMENT PLANS

4.01.                     Establishment of Mirror Retirement Plan and Trust.

Effective Immediately after the Distribution Date, Tronox shall establish, or cause to be established, a Retirement Plan and Pension Trust qualified in accordance with Code section 401(a), and exempt from taxation under Code section 501(a).

Before the expiration of the applicable remedial amendment period under Code section 401(b), Tronox shall file, or shall cause to be filed, an application for a determination from the IRS that the Tronox Retirement Plan and the Tronox Pension Trust are qualified within the meaning of sections 401(a) and 501(a) of the Code, respectively.  Tronox shall timely make, or cause to be made, any modifications to the Tronox Retirement Plan and the Tronox Pension Trust required by the IRS as a condition of issuing a favorable determination.

4.02.                     Assumption of Pension Plan Liabilities.

Immediately after the Distribution Date, all liabilities relating to Transferred Individuals under the Kerr-McGee Retirement Plan shall cease to be liabilities of the Kerr-McGee Retirement Plan and shall be transferred to and assumed by the Tronox Retirement Plan.

4.03.                     Transfer of Assets.

Assets shall be transferred from the Kerr-McGee Pension Trust to the Tronox Pension Trust in connection with the assumption by the Tronox Retirement Plan of liabilities relating to Transferred Individuals under the Kerr-McGee Retirement Plan in two stages, an initial pension transfer and a final pension transfer, as described below:

(a)                                  The Initial Pension Transfer.  The initial pension transfer shall be in an amount equal to at least ninety percent (90%) of Kerr-McGee’s reasonable best estimate on the Offering Date of the Pension Transfer Amount.  Kerr-McGee shall transfer or cause to be transferred the amount of the initial pension transfer from the Kerr-McGee Pension Trust to the Tronox Pension Trust on the first day after the Distribution Date on which the New York Stock Exchange is open for business (the “First Transfer Date”).

(b)                                 The Final Pension Transfer.  On a date agreed upon by Kerr-McGee and Tronox that is no later than six months after the Distribution Date, or on such later date as they may agree (the “Final Transfer Date”), (A) Kerr-McGee shall transfer or cause to be transferred from the Kerr-McGee Pension Trust to the Tronox Pension Trust assets of the Kerr-McGee Retirement Plan in an amount equal to the excess, if any, of the Pension Transfer Amount over the amount transferred as of the First Transfer Date, or (B) Tronox shall transfer or cause to be transferred from the Tronox Pension Trust to the Kerr-McGee Pension Trust assets of the Tronox Retirement Plan, in an amount equal to the excess, if any, of the amount transferred as of the First Transfer Date over the Pension Transfer Amount.

The amount to be transferred as of the Final Transfer Date shall be adjusted by (A) the aggregate amount of any pension benefit payments made by the Kerr-

McGee Pension Trust on behalf of the Tronox Pension Trust (and by the aggregate amount of any pension benefit payments made by the Tronox Pension Trust on behalf of the Kerr-McGee Pension Trust) before the Final Transfer Date, and to reflect data corrections and computational refinements, and (B) interest calculated from the First Transfer Date at a rate equal to the London InterBank Offered Rate (LIBOR) plus 2 percent per year.

On or before the Final Transfer Date, Kerr-McGee shall provide Tronox with a copy of the actuarial reports relating to the determination of the Pension Transfer Amount, together with a written certification of the Pension Transfer Amount prepared by the enrolled actuary for the Kerr-McGee Retirement Plan.

4.04.                     Pension Plan Transfer Amount.

(a)                                  Except as provided in Section 4.04(b), “Pension Transfer Amount” shall mean the amount equal to the projected benefit obligation for Transferred Individuals under such plan as of the Close of the Distribution Date (using the actuarial methods and assumptions used to value the plan on a termination basis).

(b)                                 Notwithstanding the foregoing provisions of this Article 4, in no event shall the Pension Transfer Amount be less than the minimum required transfer amount for Transferred Individuals determined in accordance with the terms of the Kerr-McGee Retirement Plan and the requirements of section 414(l) of the Code.

(c)                                  For purposes of determining all actuarial liabilities required under this Section 4.04, active and inactive employee data shall be based on the census data as of the Distribution Date and not the census data as of the Offering Date.

ARTICLE 5.  DEFINED CONTRIBUTION RETIREMENT PLANS

5.01.                     Establishment of SIP and Trust

Effective Immediately after the Distribution Date, Tronox shall establish, or cause to be established, a SIP and related trust qualified under Code section 401(a), exempt from taxation under Code section 501(a), and forming part of the Tronox SIP.

Before the expiration of the applicable remedial amendment period, Tronox shall file, or shall cause to be filed, an application for a determination from the IRS that the Tronox SIP and the related trust are qualified within the meaning of sections 401(a) and 501(a) of the Code, respectively.  Tronox shall timely make, or cause to be made, any modifications to the Tronox SIP and related trust required by the IRS as a condition of receiving a favorable determination.

5.02.                     Vesting in Kerr-McGee SIP.

As of the Close of the Distribution Date, Kerr-McGee shall amend, or shall cause the amendment of, the Kerr-McGee SIP to provide that every Transferred Individual shall be fully vested in his account in the Kerr-McGee SIP to the extent such unvested amount has not been forfeited before the Close of the Distribution Date.

5.03.                     Acceptance of Rollovers.

Effective Immediately after the Distribution Date, the Tronox SIP shall accept the rollover of all or any portion of the vested account balance (including any outstanding participant loans) of any Transferred Individual who is a participant in the Kerr-McGee SIP and who properly completes the necessary forms to request such a rollover, provided that the Tronox SIP shall not be required to accept the rollover of any shares of Kerr-McGee Common Stock held in a participant’s Kerr-McGee SIP account.  The Tronox SIP shall be solely responsible for all liabilities to or relating to Transferred Individuals under the Kerr-McGee SIP to the extent such Transferred Individuals roll over their account balances from the Kerr-McGee SIP to the Tronox SIP.

Effective no later than Immediately after the Distribution Date, Tronox shall enter into agreements satisfactory to Kerr-McGee related to such rollovers, the maintenance of the necessary participant records, the appointment of an initial trustee under the Tronox SIP, and the engagement of an initial recordkeeper under the Tronox SIP.

5.04.                     Maintenance of Universal Life Policy.

Tronox shall assume the individual universal life insurance policies into which certain Transferred Individuals who participate in the Kerr-McGee SIP are entitled to contribute and shall maintain such policies under the same terms as are in effect under the Kerr-McGee SIP on the Distribution Date.

ARTICLE 6.  HEALTH AND WELFARE PLANS

6.01.                     Establishment of Health and Welfare Plans.

Effective Immediately after the Distribution Date, Tronox shall establish, or cause to be established, Tronox Health and Welfare Plans.

6.02.                     Health and Welfare Plans.

(a)                                  The Kerr-McGee Health and Welfare Plans shall provide coverage, subject to the provisions of such plans, for Transferred Individuals otherwise covered under the Kerr-McGee Health and Welfare Plans for any claim incurred by such Transferred Individuals before the Close of the Distribution Date (regardless of whether the claim is actually presented to Kerr-McGee or the Kerr-McGee Health and Welfare Plan for payment before the Close of the Distribution Date).  Tronox or the appropriate Tronox Entity shall reimburse Kerr-McGee or the Kerr-McGee Health and Welfare Plans for any claims, expenses, costs, or other expenditures incurred by Kerr-McGee or the Kerr-McGee Health and Welfare Plans in providing such coverage for Transferred Individuals to the same extent Tronox or the applicable Tronox Entity would have reimbursed Kerr-McGee or the Kerr-McGee Health and Welfare Plan had the IPO not occurred.

(b)                                 Tronox shall cause its Health and Welfare Plans to recognize and maintain all coverage and contribution elections made by Transferred Individuals under the Kerr-McGee Health and Welfare Plans.  Tronox shall apply such elections under its Health and Welfare Plans for the remainder of the period or periods for which the elections are by their terms applicable.

(c)                                  Tronox shall also cause its Health and Welfare Plans to recognize and give credit for (1) all amounts applied by Transferred Individuals under the Kerr-McGee Health and Welfare Plans to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits with respect to which such expenses have been incurred during the calendar year in which the Distribution Date occurs and (2) all benefits paid to, or received by, Transferred Individuals under the Kerr-McGee Health and Welfare Plans, in either case, for purposes of determining when such persons have received the maximum benefits, including lifetime maximum benefits, provided under its Health and Welfare Plans.

6.03.                     Special Rule for HCSA and DCSA Plans.

To the extent any Transferred Individual contributed to an account under the Kerr-McGee HCSA Plan or DCSA Plan during the calendar year in which the Distribution Date occurs, Kerr-McGee shall transfer, as soon as practicable after the Distribution Date, to the corresponding Tronox Health and Welfare Plan the account balances of the Transferred Individual for such calendar year under the Kerr-McGee HCSA Plan or DCSA Plan, regardless of whether the account balance is positive or negative.

6.04.                     Vendor Contracts.

(a)                                  Third-Party ASO Contracts.

(1)                                  At Tronox’s request, Kerr-McGee shall use its reasonable best efforts to cause each third-party administrator that operates pursuant to an administrative services only contract that relates to any of the Kerr-McGee Health and Welfare Plans (an “ASO Contract”) in existence as of the date of this Agreement to enter into an agreement with Tronox with substantially similar terms and conditions.  Such terms and conditions shall include the financial and termination provisions, performance standards, methodology, auditing policies, quality measures, reporting requirements and target claims.  The request by Tronox for Kerr-McGee to negotiate such ASO Contracts shall be deemed to be the authorization by Tronox of Kerr-McGee to act on its behalf to extend to Tronox the terms and conditions of the ASO Contracts.  Tronox shall use its reasonable best efforts to cooperate with Kerr-McGee in such efforts, and Tronox shall not perform any act, including discussing any alternative arrangements with any third party, that would prejudice Kerr-McGee’s efforts.

(2)                                  If it becomes reasonably likely that Kerr-McGee will not be successful in negotiating contract language that will permit compliance with this Section 6.04(a), Kerr-McGee shall so notify Tronox promptly, and after such notification, Tronox shall be released from the restriction contained in the last sentence of Section 6.04(a)(1).  In such case, Kerr-McGee may offer a contingency plan for the administration of the portion of the Kerr-McGee Health and Welfare Plans affected by the unavailability of such ASO Contract, including, if possible, an offer by the third-party administrator under the relevant ASO Contract of its services under a separate contract with Tronox, with terms and conditions as similar as practicable to those of the ASO Contract with Kerr-McGee.  Tronox shall, effective Immediately after the Distribution Date, either adopt its own contingency plan or the contingency plan established by Kerr-McGee for such arrangement.

(b)                                 Insured HMO/PPO/Expatriate Carrier Agreements.

(1)                                  At Tronox’s request, Kerr-McGee shall use its reasonable best efforts to cause all HMOs, PPOs, and Expatriate Carriers that provide medical services under the Kerr-McGee Health Plans in existence as of the date of this Agreement to provide coverage to employees and retirees of Tronox on terms that are substantially similar to the terms and conditions of the letter agreement between Kerr-McGee and such carrier (“HMO Agreement”), in each case, from the Distribution Date until December 31, 2006, or such other date on which the parties may agree.  Such terms and conditions shall include the financial and termination provisions of the HMO Agreements.  The request of Tronox as described above shall be deemed Tronox’s authorization of Kerr-McGee to act on its behalf to extend to Tronox the terms and conditions of the HMO Agreements.  Tronox shall use its reasonable best efforts to cooperate with Kerr-McGee in such efforts, and Tronox shall not perform any act, including discussing any alternative arrangements with any third-party that would prejudice Kerr-McGee’s efforts.

(2)                                  Tronox shall have the sole discretion to determine which HMOs, PPOs, or Expatriate Carriers to offer to the participants in the Tronox Health Plans Immediately after the Distribution Date.

6.05.                     Disability Plans.

(a)                                  At Tronox’s request, Kerr-McGee shall use its reasonable best efforts to cause the insurance carriers that provide coverage under the Kerr-McGee Disability Plans in existence as of the date of this Agreement to provide coverage for the employees of Tronox and Tronox Entities on terms that are substantially similar to the terms and conditions of the letter agreement between Kerr-McGee and such insurance carrier (“Disability Agreement”), in each case, from the Distribution Date until December 31, 2006, or such other date on which the parties may agree.  Such terms and conditions shall include the financial and termination provisions of the Disability Agreements.  The request of Tronox as described above shall be deemed Tronox’s authorization of Kerr-McGee to act on its behalf to negotiate the extension to Tronox of the terms and conditions of the Disability Agreements.  Tronox shall use its reasonable best efforts to cooperate with Kerr-McGee in such efforts, and Tronox shall not perform any act, including discussing any alternative arrangements with any third-party that would prejudice Kerr-McGee’s efforts.

(b)                                 As of the Distribution Date, a portion of the Kerr-McGee Disability Plans shall be transferred to Tronox to create the Tronox Disability Plan.  Kerr-McGee and Tronox shall use their reasonable best efforts to replace the Disability Agreements with two groups of separate letter agreements with the insurance carriers reflecting the division of the Kerr-McGee Disability Plans between Kerr-McGee and Tronox.

6.06.                     Life Insurance Plans.

At Tronox’s request, Kerr-McGee shall use its reasonable best efforts to cause the insurance carrier that provides coverage under the Kerr-McGee Life Insurance Plans to provide coverage for employees and retirees under the Tronox Life Insurance Plans effective Immediately after the Distribution Date on terms that are substantially similar to those provided under the Kerr-McGee Life Insurance Plans.

6.07.                     COBRA.

Through the Close of the Distribution Date, Kerr-McGee shall be solely responsible for administering compliance with the health care continuation coverage requirements of COBRA and the Kerr-McGee Health and Welfare Plans with respect to Tronox Individuals, and Tronox and the Tronox Entities shall be responsible for filing all necessary employee change notices with respect to their respective employees in accordance with applicable Kerr-McGee policies and procedures.  Effective Immediately after the Distribution Date, Tronox shall be solely responsible for providing health care continuation coverage under COBRA with respect to any Transferred Individual (regardless of whether such Transferred Individual first became eligible for COBRA coverage at any time before the Close of the Distribution Date), including any

Transferred Individual who became eligible for COBRA in connection with a Change in Control.

6.08.                     Leave of Absence Programs and FMLA.

(a)                                  Effective Immediately after the Distribution Date: (1) Tronox shall honor, and shall cause each Tronox Entity to honor, all terms and conditions of leaves of absence which have been granted to any Transferred Individual under a Kerr-McGee Leave of Absence Program or FMLA before the Close of the Distribution Date by Kerr-McGee, a Kerr-McGee Entity, Tronox, or a Tronox Entity, including such leaves that are to commence after the Distribution Date; (2) Tronox and each Tronox Entity shall be solely responsible for administering leaves of absence and compliance with FMLA with respect to their employees; and (3) Tronox and each Tronox Entity shall recognize all periods of service of Transferred Individuals with Kerr-McGee or a Kerr-McGee Entity, as applicable, to the extent such service is recognized by Kerr-McGee for the purpose of eligibility for leave entitlement under the Kerr-McGee Leave of Absence Programs and FMLA; provided that no duplication of benefits shall be required by the foregoing.

(b)                                 As soon as administratively practicable after the Close of the Distribution Date, Kerr-McGee shall provide to Tronox copies of all records pertaining to the Kerr-McGee Leave of Absence Programs and FMLA with respect to all Transferred Individuals to the extent such records have not been provided previously to Tronox or a Tronox Entity.

6.09.                     Kerr-McGee Workers’ Compensation Program.

(a)                                  Administration of Claims.  Effective Immediately after the Distribution Date, Tronox shall be responsible for the administration of all claims that are, or have been, incurred under the Kerr-McGee WCP before the Distribution Date by Tronox Individuals (“Tronox WCP Claims”).  Tronox shall discharge its responsibility by securing insurance coverage or, to the extent Legally Permissible (as defined below), securing a self-insurance certificate in one or more states.  For purposes of this Section 6.09(a), “Legally Permissible” shall be determined on a state-by-state basis, and shall mean that administration of Tronox WCP Claims by Tronox is permissible under the applicable state’s workers’ compensation laws (taking into account all relevant facts, including that Tronox may have a self-insurance certificate in that state).

(b)                                 Cooperation.  Each party shall fully cooperate with the other with respect to the administration and reporting of Tronox WCP Claims and the transfer of the administration of any Tronox WCP Claims to Tronox as determined under this Section 6.09.  Upon the request of Tronox, Kerr-McGee will make reasonable efforts to support any application Tronox may make for a self-insurance certificate in one or more states.

6.10.                     Kerr-McGee Employee Assistance Program.

As of the Close of the Distribution Date, the Kerr-McGee Employee Assistance Program shall cease to have any responsibility to provide employee assistance services for any Transferred Individuals.

6.11.                     Unemployment Insurance Tax Management Program.

At Tronox’s request, Kerr-McGee shall use its reasonable best efforts to cause its unemployment insurance tax management vendor and any successor thereto to enter into an agreement with Tronox to provide unemployment insurance tax management under substantially similar terms and conditions to the terms and conditions of the agreement between Kerr-McGee and the vendor from Immediately after the Distribution Date through December 31, 2006, or such other date on which the parties may agree.  These efforts shall substantially conform to the guidelines set forth in Section 6.04(a) as if such agreements were ASO Contracts.  Kerr-McGee shall use its reasonable best efforts to cause such agreements to provide that Tronox’s participation shall include administration of all unemployment compensation claims of Transferred Individuals, regardless of whether such claims were filed before, on, or after the Distribution Date.

6.12.                     Administration.

(a)                                  Health and Welfare Plan Subrogation Recovery.  After the Distribution Date, Kerr-McGee and Tronox shall pay to each other any amounts recovered from time to time through subrogation or otherwise for claims that are paid or payable by the other party (as provided in Section 6.02).

(b)                                 Exchange of Historical Data.  Kerr-McGee acknowledges that Tronox shall have access to medical claims and eligibility data for Tronox Individuals through the Close of the Distribution Date.  Kerr-McGee will allow Tronox to make written requests for this historical data to the extent permitted by law.

6.13.                     UMWA Combined Benefit Fund.

On the Distribution Date, Tronox shall assume all liability for payments due to the UMWA Combined Benefit Fund with respect to Transferred Individuals.  Kerr-McGee and Tronox shall cooperate in taking all steps necessary to effectuate this assumption of liability.

6.14.                     Medicare Part B Reimbursements.

On the Distribution Date, Tronox shall assume all liability to reimburse 43 former Southwest Refining employees for Medicare Part B premiums.

6.15.                     Reimbursements by Kennecott.

Beginning on the Distribution Date, Tronox shall be entitled to receive all payments from Kennecott Energy and Coal Company designated as reimbursements for the provision of medical coverage to Transferred Individuals.  Kerr-McGee and Tronox shall cooperate in taking all steps necessary to effectuate this entitlement.

6.16.                     Application of Article 6 to Tronox Entities.

Any reference in this Article 6 to “Tronox” shall include a reference to a Tronox Entity when and to the extent Tronox has caused the Tronox Entity to (a) become a party to a vendor contract, group insurance contract, or HMO letter agreement associated with a Tronox Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more Tronox Health and Welfare Plans, (c) assume all or a portion of the liabilities or administrative responsibilities for benefits which arose before the Close of the Distribution Date under a Kerr-McGee Health and Welfare Plan and which were expressly assumed by Tronox pursuant to the terms of this Agreement, or (d) take any other action, extend any coverage, assume any other liability or fulfill any other responsibility that Tronox would otherwise be required to take under the terms of this Article 6, unless it is clear from the context that the particular reference is not intended to include a Tronox Entity.  In all such instances in which a reference in this Article 6 to “Tronox” includes a reference to a Tronox Entity, Tronox shall be responsible to Kerr-McGee for ensuring that the Tronox Entity complies with the applicable terms of this Agreement and the Transferred Individuals allocated to such Tronox Entity shall have the same rights and entitlements to benefits under the applicable Tronox Health and Welfare Plans that the Transferred Individual would have had if he or she had instead been allocated to Tronox.

ARTICLE 7.  STOCK-BASED COMPENSATION

7.01.                     Establishment of Plan.

Effective Immediately after the Offering Date, Tronox shall establish, or cause to be established, a Stock Plan as provided in Section 2.03.

7.02.                     Stock Options.

(a)                                  Vested Options.  Except as otherwise provided in this Article 7, to the extent that a Transferred Individual is holding an Award consisting of a Kerr-McGee Option that is vested and outstanding as of the Close of the Distribution Date, that Transferred Individual shall be treated as experiencing a separation from service from, or otherwise terminating employment with, Kerr-McGee.  Any such Option shall expire unless it is exercised within the time provided in the Option itself.

(b)                                 Unvested Options.  Except as otherwise provided in this Article 7, the Executive Compensation Committee of Kerr-McGee’s Board of Directors and the Tronox Committee shall cause each Award consisting of a Kerr-McGee Option to the extent unvested and outstanding as of the Distribution Date and held by a Transferred Individual to be adjusted, effective as of the Distribution Date, by substitution of a Tronox Option under a Tronox Stock Plan.  Each such Tronox Option shall provide for the purchase of a number of shares of Tronox Common Stock equal to the number of shares of Kerr-McGee Common Stock subject to the corresponding Kerr-McGee Option as of the Distribution Date, multiplied by the Ratio, with fractional shares rounded down to the nearest whole share.  The per-share exercise price of such Tronox Option shall equal the per-share exercise price of the corresponding Kerr-McGee Option as of the Distribution Date, divided by the Ratio, rounded to the nearest hundredth of a cent.  Each such Tronox Option shall otherwise have the same terms and conditions as were applicable to the corresponding Kerr-McGee Option as of the Distribution Date, except that references to Kerr-McGee, and to Kerr-McGee Entities, shall be amended to refer to Tronox and to Tronox Entities.

7.03.                     Restricted Stock.

The Tronox Committee shall cause each Award that consists of restricted shares of Kerr-McGee Common Stock that is outstanding as of the Distribution Date and is held by a Transferred Individual to be adjusted, effective as of the Distribution Date, by substitution of a new award under a Tronox Stock Plan consisting of a number of restricted shares of Tronox Common Stock equal to the number of restricted shares of Kerr-McGee Common Stock constituting such Award as of the Distribution Date multiplied by the Ratio, with fractional shares rounded down.  Each such adjusted Award shall otherwise have the same terms and conditions as were applicable to the corresponding Kerr-McGee Award as of the Distribution Date, except that references to Kerr-McGee and Kerr-McGee Entities shall be amended to refer to Tronox and Tronox Entities.  In the event of a Change in Control, the adjustments and substitution provided for herein shall be made as of the Distribution Date with respect to the awards outstanding on the day before the Change in Control and held by Tronox Individuals, based on the Ratio.

ARTICLE 8.  EXECUTIVE BENEFITS

8.01.                     Establishment of Plans.

Effective Immediately after the Distribution Date, Tronox and the Tronox Entities shall assume and be solely responsible for all liabilities to or relating to Transferred Individuals under the defined benefit portion of the Kerr-McGee Benefits Restoration Plan and under the Kerr-McGee Corporation Chemical Division Nonqualified Retirement Plan.

8.02.                     Kerr-McGee Benefits Restoration Plan.

Tronox shall establish a plan that mirrors the defined benefits portion of the Kerr-McGee Benefits Restoration Plan in all Material Features.  Immediately after the Distribution Date, all liabilities relating to Transferred Individuals under the defined benefit portion of the Kerr-McGee Benefits Restoration Plan shall cease to be liabilities of Kerr-McGee or any Kerr-McGee Entity and shall be assumed by Tronox or a Tronox Entity, as appropriate.

8.03.                     Rabbi Trust.

(a)                                  Establishment of Mirror Rabbi Trust.  Effective no later than Immediately after the Distribution Date, Tronox shall establish, or cause to be established, the Tronox Rabbi Trust as a grantor trust, which shall, unless otherwise determined by the Tronox Committee, be substantially similar in all Material Features to the Kerr-McGee Rabbi Trust.  Tronox shall appoint as trustee under the Tronox Rabbi Trust the then-current trustee of the Kerr-McGee Rabbi Trust.

(b)                                 Funding of Tronox Rabbi Trust.  As soon as practicable after the Close of the Distribution Date, Kerr-McGee shall determine the amount of the liabilities under the Kerr-McGee Executive Benefit Plans that are payable from the Kerr-McGee Rabbi Trust as of the Distribution Date and the amount of such liabilities attributable to Transferred Individuals.  Kerr-McGee shall then transfer to the trustee of the Tronox Rabbi Trust an amount equal to the projected benefit obligation of liabilities attributable to Transferred Individuals, to the extent such liabilities are funded under the Kerr-McGee Rabbi Trust as of the Distribution Date (the “Rabbi Trust Transfer Amount”).  Assets shall be transferred from Kerr-McGee to the Tronox Rabbi Trust in a manner similar to that used to transfer the assets from the Kerr-McGee Pension Trust to the Tronox Pension Trust described in Section 4.03.

8.04.                     Continuity Agreements.

Effective as of the Offering Date, Tronox shall enter into Continuity Agreements with certain of its officers and key employees.  These Continuity Agreements shall be similar in all Material Features to the Continuity Agreements that Kerr-McGee has in effect with its officers and key employees, as appropriate, as of the Offering Date.  Neither the offering nor the Distribution (or Exchange), as contemplated by the Principal Agreement, shall entitle any Transferred Individual to any payments under a Continuity Agreement with Kerr-McGee or Tronox.

8.05.                     Code Section 162(m).

Notwithstanding any other provision of this Article 8, Kerr-McGee and the Executive Compensation Committee of Kerr-McGee’s Board of Directors and Tronox and the Tronox Committee may modify the procedures for approval and payment of compensation under Article 8 to persons who are “covered employees” for purposes of Code section 162(m), to the extent they reasonably determine that modifications are necessary and desirable to preserve the deductibility of compensation paid to such employees; provided, however, that no such modification shall reduce the compensation payable to such employees below the amount that would have been paid had there been no Distribution or Exchange.

ARTICLE 9.  MISCELLANEOUS BENEFITS

9.01.                     Service Award Program.

(a)                                  Before the Close of the Distribution Date, at the request of Tronox, Kerr-McGee shall use its reasonable best efforts to cause the vendor that provides service anniversary merchandise related to the Kerr-McGee Service Award Program as of the date of this Agreement to enter into a contract with Tronox and the Tronox Entities to provide service anniversary merchandise under similar terms and conditions to the terms and conditions of the contract between Kerr-McGee and the vendor effective Immediately after the Distribution Date.  These efforts shall substantially conform with the guidelines set forth in Section 6.04(a) as if the service anniversary merchandise vendor contract were an ASO Contract.

(b)                                 Tronox and the Tronox Entities may provide to their employees service anniversary merchandise bearing the name and/or logo of Kerr-McGee ordered by Kerr-McGee before the date of this Agreement and delivered under the Tronox Service Award Program to Transferred Individuals and other employees and former employees of Tronox and the Tronox Entities whose service anniversary occurs on or before December 31, 2005 (or such other date on which the parties shall agree), subject to the terms and conditions of any separate agreement between Kerr-McGee and Tronox regarding the use of the corporate names, logos, service marks, and other intellectual property of Kerr-McGee and a Kerr-McGee Entity.  No service anniversary merchandise bearing the corporate name and/or logo of Kerr-McGee shall be delivered to any Transferred Individuals or other employees and former employees of Tronox and the Tronox Entities with respect to a service anniversary after December 31, 2005 (or such other date on which the parties shall agree), without the express written consent of Kerr-McGee.

9.02.                     Other Welfare Plans.

Any Transferred Individual who is enrolled in a course that is being reimbursed through the Kerr-McGee Corporation Educational Assistance Program as of the Distribution Date shall be provided with continued reimbursement without interruption for such course to the extent provided under the Kerr-McGee Corporation Educational Assistance Program.  If Tronox does not sponsor an Employee Benefit Plan that reimburses such Transferred Individual, Kerr-McGee’s plan shall provide the continued reimbursement as provided under the Kerr-McGee Corporation Educational Assistance Program, but Tronox shall reimburse Kerr-McGee for all liabilities relating to, arising out of or resulting from such on-going course after the Distribution Date.

This Agreement shall not affect any insurance contract providing coverage for long term care purchased by Transferred Individual through the Kerr-McGee Long Term Care Program prior to the Distribution Date.  As of the Distribution Date, Tronox shall have no obligation to permit Transferred individuals to purchase long term care coverage through payroll deductions.

ARTICLE 10.  NON-U.S. EMPLOYEES AND EMPLOYEE BENEFIT PLANS

10.01.              In General.

The provisions of Section 3.01 regarding salary and base pay shall apply with respect to Transferred Individuals and Transferred Non-U.S. Individuals.

Kerr-McGee and Tronox intend that, to the fullest extent permitted by applicable law, the Kerr-McGee Non-U.S. Benefit Plans listed on Schedule II (other than the Kerr-McGee Plans listed as “U.K. Plans” on Schedule II), to the extent not sponsored by Tronox or a Tronox Entity, shall be transferred to Tronox or the applicable Tronox Entity on the Distribution Date, and neither Kerr-McGee nor any Kerr-McGee Entity shall have any liability with respect to such plans Immediately after the Distribution Date.  To the extent such a transfer is not permitted by applicable law, Kerr-McGee and Tronox shall negotiate a resolution that results in Kerr-McGee, the Kerr-McGee Entities, Tronox, and the Tronox Entities being in the economic position they would have been in had the transfer been legally permitted.

With respect to any liabilities to Transferred Non-U.S. Individuals other than those set forth in the two preceding paragraphs of this Section 10.01, Kerr-McGee and Tronox shall negotiate a resolution that results in Kerr-McGee and the Kerr-McGee Entities ceasing to have any liabilities as of the Distribution Date.

10.02.              Stock Opportunity Grants.

The Tronox Committee shall cause each Award that consists of stock opportunity grants relating to shares of Kerr-McGee Common Stock that is outstanding as of the Distribution Date and is held by a Transferred Individual to be adjusted, effective as of the Distribution Date, by substitution of a new award under a Tronox Stock Plan consisting of a number of stock opportunity grants or restricted stock units relating to shares of Tronox Common Stock equal to the number of stock opportunity grants of Kerr-McGee Common Stock constituting such Award as of the Distribution Date multiplied by the Ratio, with fractional shares rounded down.  Each such adjusted Award shall otherwise have the same terms and conditions as were applicable to the corresponding Kerr-McGee Award as of the Distribution Date, except that references to Kerr-McGee and Kerr-McGee Entities shall be amended to refer to Tronox and Tronox Entities and dividend equivalent payments, if any, shall be payable after the Distribution Date with reference to dividends on Tronox Common Stock.  In the event of a Change in Control, the adjustments and substitution provided for herein shall be made as of the Distribution Date with respect to the awards outstanding on the day before the Change in Control and held by Tronox Individuals, based on the Ratio.

10.03.              Stock Options—Foreign Plans.

Subject to applicable law in non-U.S. jurisdictions, outstanding awards shall be adjusted with the aim of achieving equivalent treatment as described in Article 7.

ARTICLE 11.  GENERAL AND ADMINISTRATIVE PROVISIONS

11.01.              Actuarial and Accounting Methodologies and Assumptions.

For purposes of this Agreement, unless specifically indicated otherwise: (a) all actuarial methodologies and assumptions used for a particular Employee Benefit Plan shall (except to the extent otherwise determined by Kerr-McGee and Tronox to be reasonable or necessary) be substantially the same as those used in the actuarial valuation of that Employee Benefit Plan used to determine minimum funding requirements under ERISA section 302 and Code section 412 for 2004, or, if such Employee Benefit Plan is not subject to such minimum funding requirements, used to determine Kerr-McGee’s deductible contributions under Code section 419A or, if such Plan is not subject to Code section 419A, the assumptions used to prepare Kerr-McGee’s audited financial statements for fiscal 2004, as the case may be; and (b) the value of plan assets shall be the value established for purposes of audited financial statements of the relevant plan or trust for the period ending on the date as of which the valuation is to be made.  Tronox liabilities relating to, arising out of or resulting from the status of Tronox and the Tronox Entities as Participating Companies in Kerr-McGee Health and Welfare Plans, as provided for in Section 2.02 and all accruals relating thereto shall be determined by Kerr-McGee using actuarial assumptions and methodologies (including with respect to demographics, medical trends, and other relevant factors) determined by Kerr-McGee in a manner consistent with Kerr-McGee’s practice as in effect on the Distribution Date and in conformance with the generally accepted actuarial principles promulgated by the American Academy of Actuaries, the Code, ERISA, and/or generally accepted accounting principles, as applicable, in each case as interpreted by Kerr-McGee consistent with its past practice.  Except as otherwise contemplated by this Agreement or as required by law, all determinations as to the amount or valuation of any assets of or relating to any Kerr-McGee Employee Benefit Plan (whether or not such assets are being transferred to a Tronox Employee Benefit Plan) shall be made pursuant to procedures to be established by the parties before the Distribution Date.

11.02.              Sharing of Participant Information.

Kerr-McGee and Tronox shall share, Kerr-McGee shall cause each applicable Kerr-McGee Entity to share, and Tronox shall cause each applicable Tronox Entity to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Kerr-McGee Employee Benefit Plans and the Tronox Employee Benefit Plans during the respective transition periods applicable to such Employee Benefit Plans, as permitted by applicable law, and with respect to each of the Kerr-McGee Health and Welfare Plans and Tronox Health and Welfare Plans, Kerr-McGee and Tronox and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.

11.03.              Reporting, Disclosure, and Communications to Participants.

While Tronox is a Participating Company in the Kerr-McGee Employee Benefit Plans, Tronox shall take, and shall cause each other applicable Tronox Entity to take, all actions necessary or appropriate to facilitate the distribution of all Kerr-McGee Employee

Benefit Plan-related communications and materials to employees, participants and beneficiaries, including summary plan descriptions and related summaries of material modification, summary annual reports, and notices for the Kerr-McGee Employee Benefit Plans.  Tronox shall pay Kerr-McGee the cost relating to the copies of all such documents provided to Tronox.  Tronox shall assist, and Tronox shall cause each other applicable Tronox Entity to assist, Kerr-McGee in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form 5500 annual reports for the Kerr-McGee Employee Benefit Plans, where applicable.

11.04.              Non-Termination of Employment, No Third-Party Beneficiaries.

No provision of this Agreement or the Principal Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Tronox Individual or Transferred Individual or other future, present or former employee of Kerr-McGee, a Kerr-McGee Entity, Tronox, or a Tronox Entity under any Kerr-McGee Plan or Tronox Employee Benefit Plan or otherwise.  Without limiting the generality of the foregoing: (a) neither the IPO, the Distribution (or Exchange) nor the termination of the Participating Company status of Tronox or a Tronox Entity shall cause any employee to be deemed to have incurred a termination of employment or layoff which entitles such individual to the commencement of benefits under any of the Kerr-McGee Employee Benefit Plans, any of the Tronox Plans, or any of the Individual Agreements; and (b) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Tronox, at any time after the Close of the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Tronox Employee Benefit Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Tronox Employee Benefit Plan.

11.05.              Plan Audits.

(a)                                  Audit Rights with Respect to the Allocation or Transfer of Plan Assets.  The determination of the Pension Transfer Amount and the allocation of Pension Plan assets and liabilities pursuant to Section 4.02 and the determination and transfer of assets from Kerr-McGee pursuant to Section 8.03, may be audited on behalf of both Kerr-McGee and Tronox by a consulting firm to be determined jointly by Kerr-McGee and Tronox.  The scope of such audit shall be limited to the accuracy of the final data relied upon and the accuracy of the computation and adherence to the methodology specified in this Agreement and, except as set forth in the last sentence of this Section 11.05(a), such audit shall not be binding on the parties.  The auditing firm shall provide its report to both Kerr-McGee and Tronox.  No other audit shall be conducted with respect to the transfer or allocation of plan assets.  The costs of such audit shall be shared proportionately to the asset split between Kerr-McGee and Tronox, or, at each company’s discretion and to the extent allocable thereto, by their respective Retirement Plans.  To the extent such audit recommends a change to the value of assets allocated to any Tronox Plan of less than 0.25% of the amount originally determined by Kerr-McGee’s actuaries under each of Sections 4.02 and 8.03, as applicable to each transfer, the original determination shall be binding on the parties and shall not be subject to the dispute resolution process provided under the Principal Agreement.  To the extent such audit recommends such a change of 0.25% or more, any unresolved dispute between the parties as to whether and how to make any change in response to such recommendation shall be subject to the dispute resolution process provided under the Principal Agreement.

(b)                                 Audit Rights with Respect to Information Provided.

(1)                                  Each of Kerr-McGee and Tronox, and their respective duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party.  The party conducting the audit (the “Auditing Party”) shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section 11.05(b); provided, that audits with respect to the allocation or transfer of plan assets and liabilities shall be subject only to Section 11.05(a).  The Auditing Party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Principal Agreement, which are incorporated by reference herein.  The party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems, and paper and electronic files, and provide workspace to its representatives.  After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

(2)                                  The Auditing Party’s audit rights under this Section 11.05(b) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any subsidiaries and affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”).  The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party.  The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner.  The responsibility of the party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

(c)                                  Audit Rights Regarding Vendor Contracts.  From the Offering Date through the Distribution Date, Kerr-McGee and Tronox and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to the Kerr-McGee Employee Benefit Plans.  The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendors’ internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts.  Kerr-McGee and Tronox shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 11.05 and the manner in which costs incurred in connection with such audits will be shared.

11.06.              Beneficiary Designations.

All beneficiary designations made by Transferred Individuals for Kerr-McGee Employee Benefit Plans shall be transferred to and be in full force and effect under the corresponding Tronox Employee Benefit Plans until such beneficiary designations are replaced or revoked by the Transferred Individual who made the beneficiary designation.

11.07.              Cooperation in Requests for Rulings and DOL Opinions.

Tronox shall cooperate fully with Kerr-McGee on any issue relating to the transactions contemplated by this Agreement for which Kerr-McGee elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion or other guidance from the DOL.  Kerr-McGee shall cooperate fully with Tronox with respect to any request for a determination letter or private letter ruling from the IRS or advisory opinion other guidance from the DOL with respect to any of the Tronox Employee Benefit Plans relating to the transactions contemplated by this Agreement.

11.08.              Fiduciary Matters.

Kerr-McGee and Tronox each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

11.09.              Collective Bargaining.

(a)                                  A Kerr-McGee Entity is a party to a Labor Agreement between Kerr-McGee Pigments (Savannah), Inc., Savannah, GA Plant and District No. 96, International Association of Machinists and Aerospace Workers (affiliated with AFL-CIO), dated May 12, 2003 (the “Labor Agreement”).  The Labor Agreement settles certain terms and conditions of employment for represented employees of this Kerr-McGee Entity.  The Labor Agreement continues for one year periods beginning on May 1 of each year unless either party provides at least 60 days advance written notice of its intent to terminate the agreement at the end of the then-current term.  (The current term of the Agreement expires on April 30, 2006.)

(b)                                 As of the Distribution Date, Tronox or a Tronox Entity shall assume the Kerr-McGee Entity’s rights and obligations under the Labor Agreement.  To the extent that any provisions of this Agreement are inconsistent with the Labor Agreement, the provisions of the Labor Agreement shall prevail.

11.10.              Consent of Third Parties.

If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Kerr-McGee and Tronox shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Kerr-McGee and Tronox shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase

“reasonable best efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

11.11.              General Obligations as Plan Sponsors.

Kerr-McGee and Tronox, respectively, shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, their respective Employee Benefit Plans and shall have the sole discretion and authority to interpret their respective Employee Benefit Plans as set forth therein.

11.12.              Adjustments to Plan Transfers.

In the event of transfers of employment status, or corrections to data, calculations or methods used to calculate any liabilities or assets transferred to the trust relating to a Tronox Employee Benefit Plan from the trust relating to the corresponding Kerr-McGee Employee Benefit Plan that occur before December 31, 2006, such liabilities and assets shall be recomputed so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.  Any such adjustments to amounts transferred pursuant to this Agreement from a Kerr-McGee Employee Benefit Plan or trust thereunder to a Tronox Employee Benefit Plan or a trust thereunder shall be made between such Employee Benefit Plans or trusts.  If an employee assigned to either Tronox or Kerr-McGee is not correctly reported on the records of any Employee Benefit Plan, any liability arising from such error shall be the responsibility of the employer of the individual on the date such error is identified, or of a Employee Benefit Plan sponsored by such employer.  Determinations of what entity employs or employed a particular individual shall be made by reference to the applicable legal entity and/or other appropriate accounting code, to the extent possible.

ARTICLE 12.  MISCELLANEOUS

12.01.              Effect If Neither Distribution nor Exchange Occurs.

If neither the Distribution nor the Exchange occurs, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Close of the Distribution Date, Immediately after the Distribution Date, or otherwise in connection with the Distribution or Exchange, shall not be taken or occur except to the extent specifically agreed by Tronox and Kerr-McGee.

12.02.              Relationship of Parties.

Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

12.03.              Affiliates.

Each of Kerr-McGee and Tronox shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a Kerr-McGee Entity or a Tronox Entity, respectively.

12.04.              Disputes.

The parties shall attempt to finally resolve any claim, controversy, or dispute arising out of or relating to this Agreement, or the threatened, alleged or actual breach or default thereof by either party, as hereinafter set forth.  The resolution procedures shall be invoked when either party sends a written notice to the other party of the occurrence of a claim, controversy or dispute, or of the threatened, alleged or actual breach of this Agreement.  The notice shall describe the nature of the dispute and the party’s position with respect to such dispute.  The parties shall expeditiously schedule consultations or a meeting between knowledgeable representatives designated by each party in an effort to resolve the dispute informally.  Such consultations or meetings shall in no event occur later than 10 days after delivery of the written notice by a party under this Section 12.04.  If the parties are unable to resolve the dispute within 15 days after consultations commence, the dispute shall be submitted in writing to an appropriate executive officer of each party.  The executive officers shall attempt to resolve any dispute submitted to them for resolution in accordance with this Section 12.04 through consultation and negotiation, within 30 days after such submittal (or such longer period as may be mutually agreed by the parties).  The executive officers may request the assistance of an independent mediator if they believe that such a mediator would be of assistance to the efficient resolution of the dispute.

12.05.              Arbitration.

If the parties are unable resolve any claim, controversy or dispute arising out of or relating to this Agreement, or the breach hereof, pursuant to the provisions of Section 12.04, then such claim, controversy or dispute, shall be settled by arbitration administered by the American Arbitration Association in New York City before a single arbitrator selected by mutual agreement of the parties under its Commercial Arbitration

Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

KERR-McGEE CORPORATION

By:	/s/ Robert M. Wohleber

Name: Robert M. Wohleber
Title: Senior Vice President and Chief Financial Officer

TRONOX INCORPORATED

By:
/s/ Thomas W. Adams
Name: Thomas W. Adams
Title: Chief Executive Officer

SCHEDULE I

KERR-McGEE U.S. EMPLOYEE BENEFIT PLANS, POLICIES, AND PROGRAMS

1.                                       Kerr-McGee Corporation (Active Employees) Health and Protection Plan

2.                                       Kerr-McGee Corporation Retiree Health and Protection Plan

3.                                       Kerr-McGee Pigments (Savannah) Inc., Personal Protection Plan

4.                                       Kerr-McGee Corporation Involuntary Termination Plan for U.S. Non-Bargaining Employees

5.                                       Kerr-McGee Pigments (Savannah), Inc. 2004 Involuntary Severance Plan for Bargaining Unit Employees

6.                                       Kerr-McGee Corporation Savings Investment Plan -- Restatement 2005

7.                                       Kerr-McGee Corporation Retirement Plan

8.                                       Kerr-McGee Corporation Benefits Restoration Plan

9.                                       Kerr-McGee Corporation Chemical Division Nonqualified Retirement Plan

10.                                 Kerr-McGee Corporation Annual Incentive Compensation Plan

11.                                 Kerr-McGee Corporation Performance Share Plan*

12.                                 Kerr-McGee Corporation 2005 Long Term Incentive Plan**

13.                                 Kerr-McGee Corporation SCORE Compensation Program

14.                                 Kerr-McGee Corporation 2005 Special Involuntary Termination Plan for U.S. Non-Bargaining Employees

15.                                 Kerr-McGee Corporation 2005 Retention Program dated April 1, 2005

16.                                 Kerr-McGee Corporation 2005 Success Bonus Program dated April 1, 2005

17.                                 Kerr-McGee Corporation Continuity Agreements with Key Employees

18.                                 UMWA Combined Benefit Fund (no plan document)

19.                                 Medicare Part B Premiums paid for 43 former Southwest Refining employees (no plan document)

*The Kerr-McGee Performance Share Plan has been terminated, but there remain outstanding awards granted under this plan.

** This is the current long term incentive plan.  There are predecessor incentive plans that have been terminated, but which have outstanding awards.

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SCHEDULE II

KERR-McGEE NON-U.S. EMPLOYEE BENEFIT PLANS, POLICIES, AND PROGRAMS

Australia Plans:
Kerr-McGee Western Australia PLC Superannuation Plan
2002 Long Term Incentive Sub-Plan

Austria Plans:	Basic Pension Plan (Victoria -- pension scheme)
Accident Insurance
Sickness / Medical / Long Term Care Insurance

Belgium Plans:
Plannen Leven en Overlijden, Bediendenpersoneel (Retirement & Death in service of salaried employees including managers)
Plannen Leven en Overlijden, Arbeiderspersoneel (Retirement & Death in service for hourly employees)
Plannen Leven en Overlijden, Kaderpersoneel (Supplementary Plan for Retirement & Death benefits while in service for managers)
Overeenkomst Invaliditeitsrente (Disability Insurance)
Plan Gezondheidszorgen-de Kaders (Medical Plan for managers)
Plan Gezondheidszorgen-Bedienden en Arbeiders (Medical Plan for salaried and hourly employees)
Europ Assistance (Travel Assistance and Repatriation for selected managers)
Accident Insurance for salaried and hourly employees
Germany Plans:
Betriebliche Grundrente (Basic Pension Plan-Former Bayer Employees)
Betriebliche Grundversorgung (Basic Pension Plan - KM Employees joining after 3-31-98)
Betriebliche Zusatzrente (Supplementary Pension Plan - Former Bayer Employees)
Betriebliche Zusatzversorgung (Supplementary Pension Plan - KM Employees joining after 3-31-98)
Einzelvertragliche Penslonszuasage (Individual Pension Promise for key managers)
Unfallversicherung (Accident Insurance)
Krankenversicherung (Sickness/Medica/Long Term Care Insurance)
Sterbageldversicherung (Funeral Insurance-i.e. death benefit)
Gnbadenquartelzahlungen (Special Death Benefits for salary continuation on death in service)
Vermogenswirksmeleistung (Savings Benefit)
Altersteilzeit (Partial Retirement)
Vorruhestand (Special Retirement Bridge Benefit)
2002 Long Term Incentive Sub-Plan

Italy Plans:	Basic Pension Plan (Fonte -- pension scheme)
Accident Insurance
Sickness / Medical / Long Term Care Insurance

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Netherlands Plans:
Billiton — regeling (extra pension plan: if employed before January 1, 1976)
Pensioenregeling (Pension Plan)
Regaling Vervroegd Uittreden (Early Retirement Plan-VUT)
Spaarregelingen (Saving Plans)
Wao Excedent Regaling (Disability Excedent Insurance)
Wao Hiaatverzekering (Disability Gap Insurance)
Collectieve Ziektekostenverzekering (Medical Costs Insurance)
Dienstreisverzekering (Business Trip Insurance)
Collectieve Ongevallen Verzekering (Collective Incident Insurance)
Anw Hiaatverzekering (Widow/Orphan Gap Insurance)
2002 Long Term Incentive Sub-Plan

Singapore Plans:
Group Term Life Insurance
Group Personal Accident Insurance
Group Hospital & Surgical Insurance
Group Travel Insurance

Switzerland Plans:
Retirement Plan
Accident and Salary Continuance Insurance
2002 Long Term Incentive Sub-Plan
UK Plans:
Private Patients Plan (PPP)
Kerr-McGee North Sea (U.K.) Limited Pension Scheme
Final salary scheme
Additional Voluntary contributions
Death in Service cover
Spouse/Dependant cover
Kerr-McGee North Sea (U.K.) Limited Permanent Health Insurance
Kerr-McGee North Sea (U.K.) Limited Share Scheme

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